EXHIBIT 11

                     PARLEX CORPORATION AND SUBSIDIARIES
                 Computation of Net Income Per Common Share

                                         Three Months Ended                 Nine Months Ended
                                    -----------------------------     -----------------------------
                                    Mar 28, 1999     Mar 29, 1998     Mar 28, 1999     Mar 29, 1998
                                    ------------     ------------     ------------     ------------

Basic Earnings Per Share:
  Basic Earnings Per Share                $.20             $.18             $.36             $.51

  Weighted Average
   Number of Shares Outstanding      4,651,506        4,620,229        4,644,652        4,180,671

  Diluted Earnings Per Share              $.20             $.17             $.35             $.49

Weighted Average Number
 of Shares Outstanding               4,651,506        4,620,229        4,644,652        4,180,671

Effective of Dilutive Stock
 Options                               117,376          168,677          127,844          195,697

Adjusted Weighted Average
 Number of Shares Outstanding        4,768,882        4,788,906        4,772,496        4,376,368
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